As filed with the Securities and Exchange Commission on May 27, 2015
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________
Altria Group, Inc.
(Exact name of registrant as specified in its charter)

Virginia	13-3260245
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6601 West Broad Street Richmond, Virginia	23230
(Address of Principal Executive Offices)	(Zip Code)
 ______________
2015 Performance Incentive Plan
2015 Stock Compensation Plan for Non-Employee Directors
(Full titles of the plans)
______________
W. Hildebrandt Surgner, Jr.
Corporate Secretary and
Senior Assistant General Counsel
ALTRIA GROUP, INC.
6601 West Broad Street
Richmond, Virginia 23230
(Name and address of agent for service)
(804) 274-2200
(Telephone number, including area code, of agent for service)
______________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
______________

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Title of Plan	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock, $0.33 1/3 par value per share	2015 Performance Incentive Plan	40,000,000 shs. (2)	$51.385	$2,055,400,000	$238,837.48
Common Stock, $0.33 1/3 par value per share	2015 Stock Compensation Plan for Non-Employee Directors	1,000,000 shs. (2)	$51.385	$51,385,000	$5,970.94
Total		41,000,000 shs. (2)		$2,106,785,000	$244,808.42

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and 457(h) under the Securities Act of 1933, as amended, based upon the average of the high and low prices for the common stock of Altria Group, Inc. reported in the consolidated reporting system on May 22, 2015.

(2) Plus such additional shares as may be issued by reason of stock splits, stock dividends or similar transactions.

Part I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.
Not required to be filed with the U.S. Securities and Exchange Commission (the “Commission”).

Item 2.	Registrant Information and Employee Plan Annual Information.
Not required to be filed with the Commission.
Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
The following documents filed by Altria Group, Inc. (the “Company”) with the Commission (File No. 001-08940) are incorporated by reference in, and made a part of, this Registration Statement (other than documents or information included in such documents deemed to have been furnished and not filed in accordance with Commission rules):

(i)
the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 (including portions of the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 9, 2015, incorporated by reference in such Annual Report on Form 10-K);

(ii)	Amendment No. 1 to the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2013;

(iii)	the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2015;

(iv)
the Company’s Current Reports on Form 8-K, filed with the Commission on January 30, 2015 (Item 5.02), January 30, 2015 (Item 8.01), February 26, 2015 (Item 8.01), March 5, 2015 (Item 8.01) and May 20, 2015 (Items 5.02 and 5.07); and

(v)
the description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-B, dated July 1, 1985, as amended by Amendment No. 1 on Form 8, dated April 27, 1989, including any subsequent amendment or any report subsequently filed for the purpose of updating such description.

All documents filed by the Company under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and before the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in, and to be a part of, this Registration Statement from the date of filing of such documents (other than documents or information included in such documents deemed to have been furnished and not filed in accordance with Commission rules). Any statement contained in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that is incorporated by reference in this Registration Statement modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.
Not applicable.

Item 5.	Interests of Named Experts and Counsel.
Not applicable.

Item 6.	Indemnification of Directors and Officers.
The Virginia Stock Corporation Act (the “VSCA”) permits the Company to indemnify its officers and directors in connection with certain actions, suits and proceedings brought against them if they acted in good faith and believed their conduct to be in the best interests of the Company and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. The VSCA requires such indemnification when a director entirely prevails in the defense of any proceeding to which he or she was a party because he or she is or was a director of the Company, and further provides that the Company may make any other or further indemnity (including indemnity with respect to a proceeding by or in the right of the Company), and may make additional provision for advances and reimbursement of expenses, if authorized by its articles of incorporation or shareholder-adopted by-laws, except an indemnity against willful misconduct or a knowing violation of the criminal law.
The VSCA establishes a statutory limit on liability of officers and directors of the Company for damages assessed against them in a suit brought by or in the right of the Company or brought by or on behalf of shareholders of the Company and authorizes the Company, with shareholder approval, to specify a lower monetary limit on liability in the Company’s articles of incorporation or by-laws; however, the liability of an officer or director shall not be limited if such officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law. The Company’s articles of incorporation provide that an officer or director or former officer or director of the Company shall be indemnified to the full extent permitted by the VSCA as currently in effect or as hereafter amended in connection with any action, suit or proceeding brought by or in the right of the Company or brought by or on behalf of shareholders of the Company. The Company’s articles of incorporation further provide for the limitation or elimination of the liability of an officer or director or former officer or director of the Company for monetary damages to the Company or its shareholders in any action, suit or proceeding, to the full extent permitted by the VSCA as currently in effect or as later amended. The Company carries insurance on behalf of its directors and officers.
The distribution agreement among the Company, the Company’s wholly-owned subsidiary, Philip Morris USA Inc. and Philip Morris International Inc. (“PMI”) provides for indemnification by PMI of the Company’s directors, officers and employees for certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act related to information provided to the Company by PMI or incorporated into filings by the Company from PMI’s filings with the Commission.
The Company has entered into an indemnity agreement with each of the members of its Board of Directors. The agreement provides for the mandatory advancement and reimbursement of reasonable expenses (subject to limited exceptions) incurred by members of the Board of Directors in various legal proceedings in which they may be involved by reason of their service as directors, as permitted by Virginia law and the Company’s articles of incorporation.

Item 7.	Exemption from Registration Claimed.
Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

5	Opinion of Hunton & Williams LLP as to the legality of the securities being registered.

10.1	2015 Performance Incentive Plan (incorporated by reference to Exhibit A to the Company’s Definitive Proxy Statement filed April 9, 2015 (File No. 001-08940)).

10.2	2015 Stock Compensation Plan for Non-Employee Directors (incorporated by reference to Exhibit B to the Company’s Definitive Proxy Statement filed April 9, 2015 (File No. 001-08940)).

23.1	Consent of Hunton & Williams LLP (included in Exhibit 5).

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.3	Consent of PricewaterhouseCoopers LLP (London, United Kingdom), Independent Accountants, relating to the consolidated financial statements of SABMiller plc.

24
Powers of Attorney executed by Gerald L. Baliles, John T. Casteen III, Dinyar S. Devitre, Thomas F. Farrell II, Thomas W. Jones, Debra J. Kelly-Ennis, W. Leo Kiely III, Kathryn B. McQuade, George Muñoz and Nabil Y. Sakkab.

Item 9.	Undertakings.
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Henrico, Commonwealth of Virginia, on May 27, 2015.

ALTRIA GROUP, INC.

By:	/s/ WILLIAM F. GIFFORD, JR.
William F. Gifford, Jr.
Executive Vice President and Chief Financial Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on May 27, 2015.

Signature	Title

/s/ MARTIN J. BARRINGTON	Director, Chairman, Chief Executive Officer and President (Principal Executive Officer)
(Martin J. Barrington)

/s/ WILLIAM F. GIFFORD, JR.	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
(William F. Gifford, Jr.)

/s/ IVAN S. FELDMAN	Vice President and Controller (Principal Accounting Officer)
(Ivan S. Feldman)

* Gerald L. Baliles, John T. Casteen III, Dinyar S. Devitre, Thomas F. Farrell II, Thomas W. Jones, Debra J. Kelly-Ennis, W. Leo Kiely III, Kathryn B. McQuade, George Muñoz, Nabil Y. Sakkab	Directors

*By:	/s/ MARTIN J. BARRINGTON
(Martin J. Barrington, Attorney-in-Fact)

EXHIBIT INDEX

Exhibit No.	Description

5	Opinion of Hunton & Williams LLP as to the legality of the securities being registered.

10.1	2015 Performance Incentive Plan (incorporated by reference to Exhibit A to the Company’s Definitive Proxy Statement filed April 9, 2015 (File No. 001-08940)).

10.2	2015 Stock Compensation Plan for Non-Employee Directors (incorporated by reference to Exhibit B to the Company’s Definitive Proxy Statement filed April 9, 2015 (File No. 001-08940)).

23.1	Consent of Hunton & Williams LLP (included in Exhibit 5).

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.3	Consent of PricewaterhouseCoopers LLP (London, United Kingdom), Independent Accountants, relating to the consolidated financial statements of SABMiller plc.

24
Powers of Attorney executed by Gerald L. Baliles, John T. Casteen III, Dinyar S. Devitre, Thomas F. Farrell II, Thomas W. Jones, Debra J. Kelly-Ennis, W. Leo Kiely III, Kathryn B. McQuade, George Muñoz and Nabil Y. Sakkab.